PROXY STATEMENT

                           CARBON FIBER PRODUCTS, INC.
                               1966 North 400 East
                                Ogden, Utah 84414
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                                 PROXY STATEMENT
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         This Proxy  Statement  is  furnished  to  shareholders  of CARBON FIBER
PRODUCTS, INC., a Utah corporation (the "Company"), in connection with its special meeting of shareholders (the "Special Meeting") to be held on December 22, 1998, at the Comfort Suites of Ogden 1150 West 2150 South, Ogden, Utah 84401at 8:30 a.m., Mountain Time, and at any adjournment(s) thereof. This Proxy Statement and the notice of Special Meeting are first being mailed to shareholders on or about December 10, 1998.

         A PROXY FOR USE AT THE SPECIAL MEETING IS ENCLOSED. ANY SHAREHOLDER WHO EXECUTES AND DELIVERS A PROXY HAS THE RIGHT TO REVOKE IT AT ANY TIME BEFORE ITS EXERCISE BY FILING WITH THE SECRETARY OF THE COMPANY AN INSTRUMENT REVOKING IT OR A DULY EXECUTED PROXY BEARING A LATER DATE. IN ADDITION, A SHAREHOLDER MAY REVOKE A PROXY PREVIOUSLY EXECUTED BY HIM BY ATTENDING THE SPECIAL MEETING AND ELECTING TO VOTE IN PERSON.

         Proxies are being solicited by management. The cost of this solicitation will be borne by the Company. Solicitation will be primarily by mail, but may be made by telephone, telegraph, or personal contact by certain officers and employees of the Company who will not receive any compensation therefor.

         Only holders of record holding any of the 32,387,153 shares of common stock of the Company outstanding as of December 4, 1998 (the "Record Date"), are entitled to vote at the Special Meeting. Since December 4, 1998, the Company has issued an additional 18,925,000 shares of restricted common stock in cancellation of indebtedness and in payment of services, which shares will not be entitled to vote at the Special Meeting. (See "SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT," "CERTAIN TRANSACTIONS" and "PROPOSED DISPOSITION OF ASSETS AND ASSIGNMENT AND ASSUMPTION OF LIABILITIES"). Each holder of common stock has the right to one vote for each share of the Company's common stock owned. Cumulative voting for the election of directors or for any other purpose is not provided for. Stock representing one-half of the voting power of the 32,387,153 shares of the Company's common stock outstanding on the Record Date, must be represented at the Special Meeting to constitute a quorum for conducting business.

          At the Shareholders' Meeting the shareholders will consider and vote on the following proposals:

         (1) To authorize and approve an Exchange Agreement (the "Agreement") with Cyntech Technologies Inc. ("Cyntech") a Nevada corporation, and the shareholders of Cyntech, pursuant to which the Company will acquire all of the outstanding stock of Cyntech, in exchange for the issuance of a total of 25,900,000 post-split shares of common stock of the Company to the Cyntech Shareholders for the purpose of becoming engaged through Cyntech's wholly-owned subsidiary, in the waste recovery business, all as described in the Proxy Statement under "PROPOSED REORGINIZATION WITH CYNTECH: Business of Cyntech:"

         (2) To adopt and approve a plan of recapitalization whereby the issued and outstanding common stock of the Company will be reverse split, or consolidated, on a one-for 16.552307 basis, so that each holder of common stock will receive one share of the Company's common stock, par value $0.001, for each
16.552307 shares now held, and the 51,312,153 shares of the Company to be outstanding immediately prior to the closing with Cyntech (and without giving effect to the issuance of shares to the Cyntech Shareholders) will be reduced to a total of 3,100,000 shares immediately prior to the reorganization, all as described in the Proxy Statement under "PROPOSED RECAPITALIZATION;"

(3) To approve a transaction proposed by the board of directors, providing for the transfer to H&P Investments ("H&P"), an affiliate, of substantially all of the assets of the Company, including all of the stock in the Company's wholly-owned subsidiary, Novus Cart Company, and the assumption by H&P of substantially all of the indebtedness of the Company, exclusive of certain trade payables, all for the purpose of enabling the Company to become engaged in another business enterprise, and all as described in the Proxy Statement under "PROPOSED DISPOSITION OF ASSETS AND ASSIGNMENT AN ASSUMPTION OF LIABILITIES;"

(4) To adopt and approve a proposed amendment to the Articles of Incorporation of the Company which changes the name of the Company to "Cyntech Enterprises, Inc.", or some derivation thereof as the board of directors may determine, all as described under "PROPOSED AMENDMENT OF THE ARTICLES OF INCORPARATION TO AUTHORIZE CHANGE OF NAME;"

(5) To elect R. Frank Mever, Lester D. Mallory, Jr., William Meyer, and Brian Hass designees of Cyntech, as directors of the Company, to serve for a term of one year or until their successors are elected and qualified, as described in the Proxy Statement under "ELECTION OF DIRECTORS;" and

(6) To transact such other business as may properly come before the Special Meeting.

         The above proposals numbered (1) through (5) must all be approved for any to be approved. If any such proposal is not approved, the remaining proposals will be rendered null and void, and no action will be taken with respect thereto.

MEMBERS OF MANAGEMENT AND CERTAIN OTHER SHAREHOLDERS HOLDING IN
EXCESS OF 50% OF THE ISSUED AIND OUTSTANDING SHARES OF THE COMPANY HAVE INDICATED THEIR INTENTION TO VOTE IN FAVOR OF ALL PROPOSALS. AS A RESULT, THE PROPOSALS WILL BE APPROVED WITHOUT THE AFFIRMATIVE VOTE OF ANY OTHER SHAREHOLDER. HOWEVER, YOUR VOTE IS CONSIDERED IMPORTANT AND WE URGE YOU
TO ATTEND THE SPECIAL MEETING.
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               SELECTED AND SUMMARY INFORMATION ABOUT THE COMPANY
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GENERAL

Carbon Fiber Products, Inc. (the "Company"), formerly known as "Wasatch Fiber Group, Inc. was organized under the laws of the state of Utah on February 5, 1986. For the past several years, the Company has been engaged in the manufacture of golf shafts and related sports equipment, in Ogden, Utah. The Company has one wholly-owned subsidiary, Novus Cart Company ("Novus"), a Utah corporation, which was engaged for a period of time in the manufacture and marketing of golf carts. Novus has been inactive for the past several years.

          For the past several years, the Company has incurred substantial recurring operating losses, deficits in cash flow, and has a substantial deficit. The Company currently has an accumulated deficit of approximately $2,359,012 through October 31, 1998, as a result of substantial losses incurred in the past several years. While management has believed, and continues to believe, that its proprietary carbon fiber shafts compare favorably to any golf shafts in the market, management of the Company also feels that its negative operating results and its lack of competitiveness in the industry, are attributable in large part to the Company's limited resources, and the dominance of a few major corporations in the golf industry.

         In 1998, the Company determined that it was unable to continue operating without a substantial infusion of capital. Given the substantial losses incurred by the Company, management was unable to locate any financing sources, and the sources which had previously provided substantial borrowings to the Company, Homer and Phidia Cutrubus (the "Cutrubuses"), and their affiliates, informed the Board of Directors that they were no longer willing to continue funding the Company, particularly given the Company's inability to meet obligations as they came due, and the potential for defaults on third party loan obligations. In view of this situation, the board of directors of the Company determined that, notwithstanding the Company's quality products, it was no longer feasible for the Company to continue operations. As a result of this conclusion, and in order to create some potential value for the Company's shareholders in the future, the board of directors began to review the possibility of disposing of its assets and assigning its substantial indebtedness, for the purpose of utilizing the Company's public status, as a merger or reorganization opportunity for a privately held enterprise seeking to go public.


         Toward that end, in the middle of 1998, the Company began reviewing possible business opportunities, and preliminarily negotiated an arrangement, with H&P Investments ("H&P"), a general partnership of the Cutrubuses, major stockholders of the Company, to transfer substantially all of the assets of the Company to H&P in consideration of the assumption of substantial indebtedness of the Company by H&P. These discussions have resulted in a preliminary agreement, described in this Proxy Statement, which is subject to the approval of the shareholders. In the view of the Board of Directors, the present value of the Company's assets is less than the amount of indebtedness owed to, and to be assumed by, H&P. (See "PROPOSED DISPOSITION OF ASSETS AND ASSIGNMENT AND ASSUMPTION OF
 LIABILITIES).

         In approximately September, 1998, the Company began a review of, and negotiations with, Cyntech Technologies, Inc. ("Cyntech"), a Nevada corporation, resulting in the Exchange Agreement with the Company described in this Proxy Statement.

         The Company is publicly held: however, the Company is not a "reporting company" which is required to file periodic reports with the Securities & Exchange Commission.

SUMMARY OF EXCHANGE AGREEMENT

         The Exchange Agreement with Cyntech provides for the acquisition by the Company of all of the issued and outstanding shares of Cyntech, in exchange for the issuance to the Cyntech shareholders of a total of 25,900,000 post-split shares of the Company's common stock (hereinafter referred to as the reorganization). In connection with the reorganization, the Company has agreed to effect a reverse split, or consolidation, of its issued and outstanding shares, with the result that the 51,312,153 shares of common stock of the
Company issued, or to be issued, and outstanding immediately prior to the reorganization, will be reverse split into a total of approximately 3,100,000 shares. As a result of the reorganization, the shareholders of Cvntech will own, immediately upon closing, a total of 25,900,000 shares, or approximately 89.31% of the 29,000,000 shares of common stock of the Company to be issued and outstanding immediately upon completion of the reorganization (without giving effect to any other events which may occur after the closing of the reorganization). The reorganization additionally contemplates an immediate financing by Cyntech, and the surviving company, to raise up to $10,000,000 in equity capital to pursue the business plan of Cyntech, and the parties have reserved in the Exchange Agreement, an additional 2,000,000 post-split shares for issuance in connection with such financing. In addition, in connection with the reorganization, the executive officers and directors of the Company will be replaced by the nominees of Cyntech. (See
"NOMINATION AND ELECTION OF DIRECTORS" and "PROPOSED REORGANIZATION WITH CYNTECH").

MANAGEMENT

         The names of the Company's current executive officers and directors and the positions held by each of them are set forth below:

                          Name                  Position with the Company

                  J. Douglas Moore              Interim Chief Executive Officer
                  Homer Cutrubus                Director
                  James P. Rumpsa               Chairman of the Board
                  Barry B. Eldredge             Director
                  Clayton J. Wyman              Director
                  Stephen L. Johnson            Director

         Each of the Company's directors have served as members of the board of directors since at least 1997. In early 1998, Craig Moore resigned as an officer, employee and member of the board of directors. J. Douglas Moore has served as interim Chief Executive Officer for the past several weeks, for the purpose of facilitating the transition described in this Proxy Statement. Such persons will not stand for reelection at the Special Meeting.

         In connection with the proposed reorganization with Cyntech, Lester D. Mallory, Jr., Frank Meyer, William Meyer and Brian Hass, designees of Cyntech, have been nominated for election as Directors of the Company. Certain biographical information with respect to each of such person(s) is set forth herein under the caption "PROPOSAL TO ELECT BOARD OF DIRECTORS". It is anticipated that if such persons are elected as directors, they will appoint the following, persons as officers of the Company to serve until the next annual meeting or their successors are duly qualified:

                  R. Frank Meyer                President

                  Brian L. Hass                 Executive Vice President

                  John Laska, C.P.A.            Secretary/ Treasurer and Chief
                                                Financial Officer

                  Charles Tovey                 Vice President of Operations

Biographical information regarding each of these individuals is set forth below under "PROPOSAL TO ELECT DIRECTORS."
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         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
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The following table sets forth as of the date of this Proxy  Statement:  (a) the number of shares of the Company's common stock, par value $0.001, held of record or beneficially by each person who held of record, or was known by the Company to own beneficially, more than 5% of the Company's common stock; (b) the name and shareholdings of each executive officer and director, and all officers and directors as a group: (c) the number of shares, and percentage of outstanding shares to be held by each officer, director, and greater than 5% shareholder of the Company following the reorganization with Cyntech, and following the issuance of stock in cancellation of indebtedness and for services described under "CERTAIN TRANSACTION: Issuance of Stock in Cancellation of Indebtedness and for Services," and (d) the percentage to be held by each nominee to the board of directors and by all nominees as a group: (See "PROPOSED REORGANIZATION WITH CYNTECH"):

Name and Address of 5%                        Number of                              After Exchange (2)(3)
                                                                                     ---------------------
Shareholders, and Name of                      Shares                Percent        Number of         Percent
Officers and Directors and Nominees            Owned(l)            of Class(l)      Shares Owned      of Class
-----------------------------------            --------            -----------      ------------      --------

Principal Shareholders:

Homer Cutrubus(l)(4)(5)(9)                    8,043,000           15.67                485,916             1.68
895 West Riverdale Rd
Ogden. Utah 84041

Phidia Cutrubus(l)(4)(9)                      5,710,000           11.13                344,967             1.20
895 Rivedale Rd
Ogden. Utah 84041

H&P Investments(l)(6)(9)                      13,971,655          27.23                844,091             2.91
9~ West Riverdale Rd
Ogden. Utah 84041

DNS(4)(5)(6)(7)                               6,000,000           11.69                362,497             1.25
895 West Riverdale Rd.
Ogden. Utah 84041

Officers and Directors:

James P. Rumpsa(8)                            2,208,214            4.3                 133,408              .46

J. Douglas Moore                                170,000             .33                 10,270              .04

Homer Cutrubus               ------------------- See above and footnotes (1)(4)(5)(6) ---------------------




                                                            5




     Name and Address of 5%                   Number of                                After Exchange (2)(3)
                                                                                      ----------------------
     Shareholders, and Name of                 Shares               Percent            Number of      Percent
     Officers and Directors and Nominees       Owned(1)           of Class(l)         Shares Owned    of Class
     -----------------------------------       --------           -----------         ------------    --------


     Barry Eldredge (9)                      3,191,585            6.22                     192,818         .66

     Clayton Wyman (9)                       3,191,585            6.22                     192,818         .66

     Steve L. Johnson (10)                   100,000(9)            .19%                      6,041         .02

     Nominees:

     Frank Meyer (l1)(12)                             0             0                          0             0

     William Meyer (l1)                               0             0                          0             0

     Lester D. Mallory, Jr (13)                       0             0                      42,230          .15

     Brian Hass                                       0             0                          0             0

     Al I Nominees as a Group:                        0             0           ------- See notes (11)(l2)(l3)-----
     ------------------------

     (4 persons)
     ---------

              (1) Does not give effect to a one-for- 16.552307 reverse stock split or consolidation proposed in this Proxy Statement under "PROPOSED RECAPITALIZATION," or to any other events, which may occur following the completion of the reorganization (See "DESCRIPTION OF SECURITIES"). This column does give effect to shares issued, as of the date of this Proxy Statement, in cancellation of indebtedness or for services, as described under "CERTAIN TRANSACTIONS: Issuance of Shares in Cancellation of Indebtedness and for Services." None of the shares issued in cancellation of indebtedness or for services was outstanding as of the Record Date, and such shares are not, therefore, entitled to vote at the Special Meeting.

              (1) After giving effect to (a) the one-for- 16.552307 reverse split, and (b) the issuance of shares in connection with the stock exchange with the shareholders of Cyntech. This column does not give effect to any other events which may happen after the date of this Proxy Statement, including the completion of a proposed equity financing by Cyntech management immediately following the reorganization (See "PROPOSED RECAPITALIZATION" and "PROPOSED REORGANIZATION WITH CNYNTECH"). THERE CAN BE NO ASSURANCE THIS TRANSACTION WILL BE COMPLETED.

              (3) In addition to the nominees, the other Cyntech shareholders will receive shares in the acquisition in exchange for the shares of Cyntech held by them; however, none of such persons will hold directly in excess of 5% of the outstanding common stock of the Company following the acquisition. (See "PROPOSED REORGANIZATION WITH CYNTECH.")

              (4) Homer Cutrubus and Phidia Cutrubus are brothers and business partners.

              (5) Includes a total of 50,000 shares held by Homer Cutrubus' wife.

              (6) H& P Investments is a general partnership of which Homer Cutrubus and Phidia Cutrubus are the partners. Accordingly, they must be considered the beneficial owners of these shares. This includes a total of 11,971,655 shares issued to H&P in December, 1998, in cancellation of indebtedness and for consulting services rendered to the Company. (See "CERTAIN TRANSACTIONS: Issuance of Shares in Cancellation of Indebtedness and for Services.")

              (6) DNS is a Utah partnership of which Homer Cutrubus is a general partner. Accordingly, he must be considered to be the beneficial owner of these shares.

              (8) See "CERTAINTRANSACTIONS: Issuance of Shares in Cancellation of Indebtedness and for Services."

              (9) Includes a total of 349,448 shares issued in December, 1998, to Messrs. Eldredge and Wyman each, upon exercise of outstanding debentures held by them, and in consideration of services as members of the board of directors; and an additional 1,842,137 shares, in the aggregate, also issued in December 1998, to Wydredge L.L.C., a limited liability company of which Messrs. Eldredge and Wyman are principals, and of which Messrs. Eldredge and Wyman may each be considered the beneficial owner. H&P is also a principal of Wydredge, L.L.C., and James P. Rumpsa is a minority owner of Wydrede. In addition, H&P, Messrs Eldredge and Wyman, and James P. Rumpsa are the owners of Efficiency Management, L.L.C., which was issued a total of 939,000 shares in December in repayment of indebtedness, which is not reflected on the table above. (See "CERTAIN TRANSACTIONS: Issuance of Shares in Cancellation of Indebtedness and for Services.")

              (10) Consists of shares issued to Mr. Johnson in consideration of his services as a member of the board of directors. (See "CERTAIN
     TRANSACTIONS: Issuance of Shares in Cancellation of Indebtedness and for Services.")

              (11) Frank Meyer and William Meyer are brothers.

              (12) While Mr. Frank Meyer is not a direct shareholder of Cyntech, and will not be a direct shareholder of the Company following the reorganization, his wife and children are the majority owners of Tex0il Chernical Limited Partnership ("TexOil"), a limited partnership which is a principal shareholder of Cyntech. Following the closing of the reorpanization,Tex0il will be the owner of approximately 24,071,397 shares of common stock of the Company, or approximately 83% of the then issued and outstanding common stock of the Company, without giving effect to any other events, including the planned equity financing of Cyntech. (See "PROPOSED REORGANIZATION WITH CYNTECH.") Accordingly, Mr. Meyer may be deemed to be the beneficial owner of the shares held by TexOil.

              (13)   Does  not   include  a  total  of   approximately   422,305
     post-reorganization shares to be held by Tex-Line L.P., a limited partnership of which Mr. Mallory is a principal and as to which he may be deemed to be a beneficial holder.

     ---------------------------------------------------------------------------

                      MARKET FOR THE COMPANY'S COMMON STOCK
     ---------------------------------------------------------------------------

              The Company's Common Stock is traded on a limited basis in the over-the-counter market and have been quoted on the National Association of Securities Dealers' OTC Bulletin Board with a symbol of "CFPI." Recently. the shares of common stock have traded at between $0.005 and $0.01. The low volume of shares traded and the infrequency of such trades would indicate that the prices may not be reflective of the real market value of the common stock if conditions were similar to those of companies where volume of shares traded and the frequency of those transactions had a more consistent pattern of activity.

     The Company has declared no dividends on its common stock since inception, and none are presently contemplated.
     ---------------------------------------------------------------------------

                            DESCRIPTION OF SECURITIES
     ---------------------------------------------------------------------------


              The Company's Articles of Incorporation authorizes the issuance of 100,000,000 shares of common Stock, $0.001 par value per share, of which 51,312,153 shares are issued and outstanding as of the date of this Proxy Statement, and 5,000,000 shares of preferred stock, par value $0.001 per share, of which no shares are issued.

              The shares of common stock have no pre-emptive or other subscription rights, have no conversion Rights, and are not subject to redemption. The holders of shares of common stock are entitled to one vote for each share held. The common stock has non-cumulative voting rights.
     ---------------------------------------------------------------------------

                      PROPOSED REORGANIZATION WITH CYNTECH
     ---------------------------------------------------------------------------


     INTRODUCTION

              Beginning in approximately August, 1998, the board of directors of the Company, in the face of mounting operational losses, began to realize that the continuation of the Company's operations in manufacturing golf shafts, was no longer viable without a substantial infusion of equity capital. Certain affiliates of the Company, who had previously loaned the Company well in excess of $1million dollars, were no longer willing to provide debt financing to the Company, particularly in view of the Company's poor operating results and difficulty in paying current obligations as they came due. No other sources of debt or equity capital were available. In recognition of this situation, the board of directors began to consider using the Company's public status as a merger or reorganization vehicle for a private enterprise seeking to go public. This was viewed as an alternative which could offer the Company's shareholders the potential to realize some value for their securities (although there is never any assurance in these circumstances that such will occur). In order to put the Company in a position to take advantage of a merger or reorganization candidate, the Company's board of directors realized that the Company had to first develop a means of divesting itself of its substantial indebtedness. After lengthy discussions, the board of directors negotiated an arrangement with H&P Investments, an affiliate, subject to shareholders approval, whereby H& P would agree to assume substantial indebtedness and forgive and cancel other indebtedness owed by the Company to H&P, in exchange for the transfer of substantially all of the assets of the Company. In connection with this transaction, the Company also caused a substantial amount of additional indebtedness to be converted into equity in the Company. (See "PROPOSED DISPOSITION OF ASSETS AND ASSIGNMENT AND ASSUMPTION OF LIABILITIES" and "CERTAIN TRANSACTIONS").

              In  approximately  September,  1998, the Company began a review of
     Cyntech Technologies, Inc. ("Cyntech"), a Nevada development stage corporation. These discussions and subsequent negotiations have resulted in an Exchange Agreement between the Company and Cyntech, providing for the acquisition of Cvntech as a wholly-owned subsidiary, in exchange for the issuance of a substantial controlling interest in the Company to the Cyntech shareholders.

              It is the intention of the Company and Cyntech Management, which will become new management of the Company if the transaction is approved, for the Company to become engaged in the recycling of waste tires, plastics, carpet and rubber products into useable fuel products. If the acquisition of Cyntech is approved, Cyntech will become a wholly-owned subsidiary, and the business plan and business operations of Cyntech will become the business of the Company. The can be no assurance that the Company following the reorganization will be successful in its proposed endeavors.

     PROPOSED TRANSACTION

              The Agreement provides for the issuance of a total of 25,900,000 post-split shares of restricted common stock to the Cyntech Shareholders, in exchange for all of the issued and outstanding shares of Cyntech. Following the issuance of such shares, the Cyntech shareholders will hold 89.3% of the 29,000,000 shares of the Company which will then be issued and outstanding, without giving effect to any other events which may occur following completion of the reorganization.

              The Exchange Agreement reserves an additional 2,000,000 shares for issuance in connection with an equity financing Cyntech plans to undertake immediately following the reorganization. Cyntech management has represented that Cyntech has secured a $43 million loan commitment, and Cyntech plans to raise up to an additional $10 in equity in a private placement transaction, to meet the Company's working capital requirements in connection with its plans to build a major recycling facility in Chambers County, Texas, over the next two years. The Exchange Agreement authorizes the issuance up to 2,000,000 shares for such purpose, and provides that under no circumstances will the shareholdings of the present shareholders of the Company be reduced below 8.333% over the period of thirty months from the date of closing the reorganization. There can be no assurance that the new management of the Company following the reorganization will be successful in their financing efforts, or that financing will be obtainable on terms favorable to the Company.

              If the reorganization is approved by the shareholders, Cyntech will become a wholly-owned subsidiary of the Company. The designees of Cyntech will become the management of the Company.

     BUSINESS OF CYNTECH

              A.    General Summary

              Cyntech  a Nevada  corporation,  is a  development  stage  company formed to take advantage of the
     major problems of disposing of and recycling waste tires, rubber products, carpeting, plastics and other waste products. Cyntech's primary focus is to develop chemical and petroleum recycling facilities utilizing its proprietary technology.

              Cvntech will seek to apply technology solutions to the recycling of waste tires, plastics, carpet and rubber products into useable fuel products. Cyntech and its management view this as both economically sound and environmentally effective, although the technology which Cyntech intends to use is unproven, not yet operational and has not been demonstrated to be cost-effective even if it works. Cyntech believes that it can build a plant in Chambers, Texas, to be operational by its wholly-owned subsidiary, Cyntech ()f Chambers County, Inc. ("Cyntech Chambers") which will be both cost effective and profitably recycle these products without high labor costs, and develop a fast-growing market for the by-products which are produced.

              The process utilized by Cyntech, known as "Thermal Vacuum Distillation" or "Thermal Depolymerization", involves the recapture of hydrocarbons from the waste materials listed above. From these waste materials, which Cyntech calls "feed stock", Cyntech hopes to produce commercial quantities in suitable quality for the marketplace, of the following:

              1)  Carbon block - to be gasified;
              2)  Fuel gas;
              3) Liquid hydrocarbon - distillate oil (medium and light viscosity); and
              4)  Scrap steel.

     Cyntech's technology is designed to take, as its raw materials, scrap tires, plastic and automobile fluff (the plastic, stuffing, etc. from automobiles) --materials which are presently taken to landfills. Such landfills are becoming crowded and unable to process these materials. This is a major problem not only for land-fills, but for tire marketers and others seeking to process such waste products.

              For these reasons, Cyntech believes it will be able to receive its raw materials at no cost and will in fact charge for the recycling of such materials. The materials will them be "broken down" or distilled in a thermal distillation process which uses liquid condensation to remove and distill valuable petroleum products without actually applying flame or burning rubber or plastic products. As presently contemplated the "feed stock" waste products will be received by the Company for a "dump" or "tipping" fee, which Cyntech hopes will cover shredding, or preparation, costs for preparing these waste materials for introduction into its plants' vacuum distillation equipment.

              While this is the operational objective of Cyntech, there is no assurance that Cyntech will be successful in these efforts.

              B.   Technology Facility

              Cyntech's developments have been embodied in a patent application, submitted to the U.S. Patent Office on February 12, 1998, developed by, and to be assigned to, Cyntech Research and Engineering, Inc. ("Cvntech Research"), Cyntech Research is an affiliate of the Company. Cyntech of Chambers County, Inc, ("Cyntech County"), a wholly-owned subsidiary of Cyntech acquired in July 1998, is scheduled to be the first operating entity, and has been granted an exclusive license to use the technology from Cyntech Research. This internal arrangement requires Cyntech of Chambers to Compensate Cyntech Research as follows: a $500,000 installation fee, payable upon commencement of the initial phase of the first facility, and, an annual licencing fee of seven percent (7%) of the gross revenue of Cyntech Chambers.

              Cyntech Chambers has informed the Company that it has performed substantially all of the planning functions for the planned development and construction of a chemical and recycling facility in Belview, Texas (the "Chambers facility"). In that connection, Cyntech Chambers has selected a general contractor, engaged an engineering firm to complete the detailed engineering drawings for the facility, and has selected a plant manager for the facility. In addition, Cyntech has advised the Company that it has secured a long term loan commitment for financing the facility in the amount of $43,500,000, subject to a number of final requirements; the Company has not independently verified this financing, and there can be no assurance that such financing will be obtained. Finally, the Company has been informed that Cyntech Chambers has obtained certain contracts for the procurement of feedstock for the proposed facility.

              Cyntech plans to commence construction of the facility in 1999 and complete it in 2000. However, these plans are subject to Cyntech's ability to obtain substantial equity financing and the long-term debt financing referred to above, of which there can be no assurance.

              Both the Chambers facility, and other projected facilities, are intended to operate two (2) reactors which will process "scrap" tires and rubber, and one reactor to process "scrap" plastic. The rubber processing reactors are planned to process 65 million pounds per year, per reactor, while the plastics reactor is planned to process 26 million pound of plastics per year.

              Cyntech has not yet constructed a facility for refining scrap rubber and/or plastics. Moreover, it's technology is unproven. There is no assurance that the technology will function properly, that a facility can be constructed to apply such technology on an operational level, or that the plant(s) will operate economically.

              Management's objective is to commence operations as soon as it has obtained the capital necessary to fund engineering and to commence construction.

              C.       Structure

              The first processing facility is being developed and will be owned by Cyntech's only operating Subsidiary, Cyntech Chambers. This facility has been designed and contractor and engineering firms have been selected. Furthermore, Cvntech management represents that a plant manager and contractor for "feed stock" (i.e. raw material for refining) have been obtained. Finally, Cyntech management represents that Cyntech has obtained long term financing commitments for the construction and development of the facility, in the amount of $43,500,000.

              Cyntech plans for its three subsidiaries to own and operate chemical and recycling plants. These plants will utilize the technology developed by Cyntech Research, which involves "upstream" and "downstream" technology to enhance vacuum type distillation reclamation processes together with the refinement of distillate oils and fuel gas or use with co-generation equipment and other applications.

              D.     Marketing and Markets

              Target markets for Cyntech's products consist of the following:

              1. Firms that will use distillate oil for blending as a fuel source;

              2. Firms desiring to blend such fuel for the marine diesel market;

              3. Firms desiring to use distillate oil for co-generation of electricity. In this regard Cyntech anticipates using a portion of the distillate to power its facility(s);

              4. Firms which will use carbon black for steel production, smelling, asphalt, paving roofing, printing, paint manufacture, tones and carbon fibers; and,

              5. Firms that desire to purchase the scrap steel by-product from Cyntech, such as steel manufactures for blending.

              There is no assurance that sufficient buyers and markets exist within the economical transport boundaries of Chambers to sell products even if they can be successfully produced.

              Cyntech believes it can sell the fuel which it strips initially to a refinery in Houston, Texas. It also, believes a steel plant in Houston will be a buyer for scrap steel. These potential buyers are not under contract and, even if they were, do not alone constitute a sufficient market to make the Chambers facility cost effective.

              E.      Regulation

              Cyntech will be operating in a highly regulated industry. Among others, the EPA, State Division of Oil and Gas, the Energy Commission and various local regulatory agencies will monitor and govern the activity of Cyntech, should it become operational. Cyntech believes that it can operate effectively under all regulations, but plant operations could be subject to close scrutiny.

              F.    Competition

              There are numerous suppliers of the various products which Cyntech hopes to sell, including:

1.                    1.     Distillate oil;

                      2.     Carbon black; and

                      3.     Scrap steel.

              However, Cyntech believes it can produce these products more economically because of low, or no raw material cost giving it an advantage.

              G.    Significant Transactions

              Cyntech has entered into two significant contractual relationships, one with Cyntech Chambers and one with its affiliate, Cyntech Research. The contract with Cyntech Chambers provides that Chambers is obligated to compensate Cyntech, on a monthly basis, a management fee of four percent (4%) of the gross revenues of Chambers. The second contract, with Cyntech Research, whereby Cyntech Research has licensed its technology to Cyntech Chambers for a term of twenty (20) years from the date of completion of a plant and a certificate of occupancy. Cyntech Research will be compensated for use of such technology in the form of a one-time fixed fee of $500,000 for each of two phases and $250,000 for a final phase, together with a monthly fee of seven percent (7%) of total gross operating revenues from Chambers.

              H.    Risk Factors

              1. The information, facts, and descriptions regarding Cyntech and its business has been provided by Cyntech and its management or their representatives. The Company has not been provided with all of the information necessary to verify any such information or facts, and, therefore, has not been afforded a complete opportunity to independently verify any such information. The Company's limited funds and its lack of full-time management have made it impractical to conduct an exhaustive investigation and analysis of Cyntech, and the preliminary decision to enter into the reorganization with Cyntech has been made without detailed feasibility studies, independent analyses, market surveys, or fairness opinions which may have been desirable if the Company had more funds available to it. Accordingly, shareholders are urged to make their independent evaluations prior to voting on the proposals to be considered at the Special Meeting.

              2. Cyntech's ability to carry out its business objectives will be subject to a number of significant conditions, not the least of which is Cyntech's ability to raise substantial equity and debt financing for its proposed processing facility. As proposed, Cyntech will need a minimum of $43 million to complete the design and construction of the Chambers facility. Although Cyntech believes it has a commitment for debt financing, consisting of a 10 year, 8.5% first mortgage bond offering, totaling $43.5 million, such financing is subject to a number of standard and material conditions. In addition, Cyntech's ability to operate will be dependent on the completion of an equity financing of between $5 and $10 million. There can be no assurance Cyntech will be successful in completing these financings.

              3. Cyntech does not have available  audited  financial  statements covering any period since inception in December, 1997. Cyntech's unaudited financial statements for the period ended July 31, 1998, have been reviewed by the Company and do not include a consolidation of Cyntech's subsidiaries. The Company has not been able to determine whether these financial statements have been prepared in accordance with generally accepted accounting principles, and, for that reason, the Company has not included such financial statements in this Proxy Statement. It is the Company's preliminary opinion, based on a review of the unaudited financial statements and other business materials, that, except for the value of the proprietary technology, Cvntech does not have any substantial tangible assets. Cyntech does not have available audited financial statements covering any period since

              4. Cyntech has not yet received any patents or other protection for the technology licensed from Cyntech Research. There can be no assurance that such technology can be protected. Furthermore, the patent process provides no assurance of operational feasibility, and there is no assurance that even if any patents should issue, the technology will be operationally effective or commercially feasible.

     VOTE REQUIRED

              The affirmative vote of a majority of the issued and outstanding shares of common stock is required to approve the proposed Exchange Agreement. Management and certain shareholders holding in excess of fifty (50%) of the issued and outstanding shares of Common Stock entitled to vote at the Special Meeting, have indicated their intention to vote in favor of approving the Exchange Agreement. The board of directors recommends a vote "FOR" approval of the Exchange Agreement.
     ---------------------------------------------------------------------------

                            PROPOSED RECAPITALIZATION
     ---------------------------------------------------------------------------

     GENERAL

              The  board  of  directors  has  adopted  resolutions,  subject  to shareholder approval, providing for the adoption of a plan of recapitalization (the "Recapitalization"), pursuant to which the issued and outstanding shares of the Company's common stock ("Common Stock") as of the Closing Date of the Reorganization, will be reverse split, or consolidated, one-for- 16.552307, so that holders of Common Stock now held will receive one share of the Company's Common Stock ("Consolidated Common Stock") for each 16.552307 shares now held. No fractional shares will be issued in connection with the Recapitalization, and any fractional shares will rounded to the nearest whole number.

              The rights of existing shareholders will not be altered, and no shareholders will be eliminated as a result of the Recapitalization. The authorized number of shares of common stock will not change, and the par value of the Company's common stock will remain at $0.001. The Recapitalization will have no effect on the stockholders' equity of the Company, except for a transfer from stated capital to additional paid-in capital.

              If the Recapitalization is approved by the shareholders, the 51,312,153 shares of common stock to be outstanding immediately prior to the reorganization, would be converted to approximately 3,100,000 shares of common stock. After giving effect to the split, and after closing the reorganization, current shareholders of the Company would own 3,100,000 shares of common stock, or approximately 10.7% of the issued and outstanding shares of the Company, and the Cyntech shareholders would own 25,900,000 shares or approximately 89.3% of the Company's issued and outstanding shares, without giving effect to any other factors following the closing of this transaction. (See "PROPOSED REORGANIZATION WITH CYNTECH".)

     REASON FOR RECAPITALIZATION

              The Recapitalization was a negotiated term of the Exchange Agreement and is intended to permit the Company to issue to the Cyntech Shareholders the agreed percentage of the Company's outstanding shares without the necessity of issuing an inordinate number of the Company's authorized but unissued shares. Management of the Company and Cyntech are of the opinion that the Recapitalization is in the best interest of the Company in that it will decrease the number of outstanding shares, thereby reducing the perceived depressive effect a large number of outstanding shares may have on the public market in the Company's Common Stock. In addition. the Recapitalization will make available additional authorized and unissued shares to provide increased flexibility in structuring possible future financings and in meeting corporate needs which may arise. If opportunities arise that would make desirable the issuance of additional shares of common stock, approval of the Recapitalization at the Special Meeting would avoid the delay and expense of a shareholders' meeting at the time such meeting may be required by law or regulatory authorities. In addition, it is ultimately the goal of the Cyntech management to have the Company's stock listed on the National Association of Securities Dealers, Inc. Automated Quotation System ("NASDAQ"), or on a national stock exchange; however, there can be absolutely no assurance that the Company will achieve such objective.

     Management of the Company and Cyntech believe that such listings can more readily be accomplished with a higher priced stock and, since the Recapitalization will reduce the number of outstanding shares of the resulting company, it should have the effect of increasing the price of the Company in the over-the-counter market.

              Except for the proposed equity financing of Cyntech, to raise necessary capital to begin operations, no specific use of the authorized but issued shares of the Company is proposed at this time. However, holders of common stock have no pre-emptive rights in connection with the issuance of additional shares of common stock in the future.

     IMPLEMENTATION OF THE RECAPITALIZATION

              Immediately following effectiveness of the Recapitalization, all stock certificates which represented shares of the Company's common stock shall represent ownership of Consolidated Common Stock. Shareholders are not required to tender their certificates representing shares for transfer into new certificates representing shares of Consolidated Common Stock, and issued in the new name of the Company.
     However,
     to eliminate confusion in transactions in the Company's securities in the over-the-counter market, management strongly urges the shareholders to surrender their certificates for exchange and has adopted a policy to facilitate this process. Each shareholder will be entitled to submit his or her old stock certificate (any certificates issued prior to the reorganization) to the transfer agent of the Company, Atlas Stock Transfer Company, 5899 South State, Murray, Utah, and be issued in exchange therefor new common stock certificates representing the number of shares of Consolidated Common Stock of which each shareholder is the record owner after giving effect to the Recapitalization.

              For a  period  of 30 days  commencing  on  December  21,1998,  the
     Company will pay, on one occasion only, for the issuance of new certificates in exchange for old certificates submitted during such 30 day Period, provided, that the Company shall not pay any of the costs of issuing new certificates in the name of a person other than the name appearing on the old certificate or the issuance of new certificates in excess of the number of old certificates submitted by a shareholder. After January 22, 1999, all exchange requests must be accompanied by a check payable to Atlas Stock Transfer Company in the amount of $18 per certificate to be issued.

     VOTE REQUIRED

              The  affirmative  vote of a majority of the issued and outstanding shares of common stock is required to approve the proposed Recapitalization. Management and certain shareholders holding in excess of fifty (50%) of the issued and outstanding shares of Common Stock entitled to vote at the Special Meeting, have indicated their intention to vote in favor of the Recapitalization. The board of directors recommends a vote "FOR" the Recapitalization.
     ---------------------------------------------------------------------------

               PROPOSED AMENDMENT OF THE ARTICLES OF INCORPORATION
                           TO AUTHORIZE CHANGE OF NAME
     ---------------------------------------------------------------------------

     GENERAL

              The shareholders of the Company are being asked to consider and approve a proposed amendment to the Articles of Incorporation of the Company, to change the name of the Company to "Cyntech

              Enterprises.   Inc  ",  or  some  derivation  thereof  as  may  be
     determined by the board of directors.

              As discussed under "PROPOSED REORGANIZATION WITH CYNTECH", subject to approval of the matters described in this proxy statement, it is the Company's intention to become engaged in the recycling business, which will initially be accomplished through the implementation by its wholly-owned subsidiary, Cyntech, of its business plan. There can be no assurance that Cyntech will be successful in these efforts. It is presently contemplated that all of these business operations will bear the name "Cyntech". Management is of the opinion that the proposed new name of the Company will be more readily identifiable with its subsidiary (and the subsidiary of Cyntech), and more reflective of the Company's proposed business operations following the completion of the reorganization with Cyntech.

     VOTE REQUIRED

              The affirmative vote of a majority of the outstanding shares of the Company is required to approve the above proposal. Management and certain shareholders holding in excess of fifty (50%) percent of issued and outstanding shares of Common Stock entitled to vote at the Special Meeting, have indicated intention to vote in favor of the proposed name change. Management recommends that the shareholder vote "FOR" the proposal.
     ---------------------------------------------------------------------------

                              ELECTION OF DIRECTORS
     ---------------------------------------------------------------------------

     NOMINEES FOR ELECTION

              In accordance with the Exchange Agreement with Cyntech, the directors of the Company adopted resolutions nominating Lester D. Mallory, Jr., R. Frank Meyer, William Meyer, and Brian Hass designees of Cyntech, for election as directors of the Company, to serve until the next annual shareholder meeting or until their successors are duly elected and qualified. The following is a brief resume of nominees for election to the board of directors:

     Lester D. Mallory, Jr.

              Mr. Mallory is the founder and president of Serengeti International, Inc., a company providing remediation and cleanup services to the oil industry, which was organized in 1992. Over the past twenty years, he has been an executive of an international drilling contractor (Bawden Drilling; 1979-84): a business manager of an offshore drilling company (Dolphin Titan International; 1984-86); a principal with consulting firm (JMS-Joint Marketing Services. head of operations and later vice president of marketing and business development of Grasso Marino Services; a principal in Grasso Environmental, a company founded to introduce white oil technology to the world wide offshore market and to perform clean-up work of hydrocarbon contaminated soils. Mr. Mallory graduated from Texas A&M University in 1972, and focused his efforts as an executive in various facets for the petroleum industry from that time to the present.

     R. Frank Meyer

              Frank Meyer is currently the President and Chief Executive Officer of Cyntech, and has served in that position since he founded the Company at inception. Since 1996, Mr. Meyers has also been a partner in a golf course development company, Century Carribean Development Company. This company is currently engaged in the development of a project for 701 residential units and an 18 hole golf course in Manhattan. Illinois, as well as an eighteen hole golf course in Pearland, Texas. These activities will continue to demand portions of Mr. Meyer's time, potentially distracting him from Cyntech's proposed plans and/or taking time necessary for Cyntech business. Mr. Meyer has also held the positions of : (a) Senior Vice President of a development company in
     Florida (Caribbean Building & Management; 1985-90); (b) President of a construction company engaged in building strip malls, apartments, condominiums and other commercial buildings (Atlas Construction Company, 1979-84); and (c) Managing Director of a project for Dolphin Construction Company in Jeddah, Saudi Arabia, with responsibility to establish accounting systems, purchasing systems, and construction schedules for major Saudi Construction projects throughout the Gulf State (1972-1978). Mr. Meyer received his B.A. from the University of Southern Florida in Accounting in 1964. From 1969 to 1972, he was employed as a junior accountant by Ernst & Ernst. Prior to that, Mr. Meyer served in the United States Army, Special Forces and Reserves, from 1961 through 1967, achieving the rank of Second Lieutenant.

              William Meyer

              William Meyer, the brother of Frank Meyer, has been employed as a high school instructor, teaching economics and government, in the state of Georgia for over 28 years. For over twenty years, Mr. Meyer has also been engaged in various real estate activities. From 1978 to 1992, Mr. Meyer owned his own business, which was engaged in marketing various energy conservation products. Mr. Meyer also has many years of experience working in the insurance industry. Mr. Meyer has been very active in local and state politics in the state of Georgia. Mr. Meyer earned an undergraduate degree from the University of Southern Florida, majoring in pre-law and education.

              Brian Hass

              Brian Hass is currently responsible for all corporate administrative matters of the Company, including real estate management, personnel, payroll administration, accounts payable and receivable, and board of director administration. Mr. Hass holds a masters of business administration (MBA) degree from Georgia State University. For a period of approximately seven years, he was employed by Trane Corporation, in marketing.

     OFFICERS/ SENIOR MANAGEMENT

              Following  the   reorganization.   Cyntech  anticipates  that  the
     executive officers of Cyntech will serve in the same offices with the Company, as follows:

            President                          R. Frank Meyer

            Executive Vice President           Brian L. Hass

            Chief Financial Officer            John Laska. C.P.A.

            Senior Vice President/             Charles Tovey
            Plant Operations

              Set forth below is a brief resume of the officers of Cyntech:

              R. Frank Meyer (see above)

              Brian L. Hass (see above)

              John Laska

              Mr. Laska is a certified public accountant with over eighteen years of accounting, auditing, finance, and operations experience. From
     1992 to the present, Mr. Laska has been the president and treasurer of Laska & Associates, Inc., a management advisory services and consulting company based in Columbus, Ohio. From 1990 to 1992, Mr. Laska was vice president and controller for Total Systems, Inc., a New York Stock Exchange listed credit card services company, where he was responsible for budgeting, facilities management, operational analysis, taxation, and assisting the company in reporting to the S.E.C., New York Stock Exchange, and stockholders. From 1986 to 1990, Mr. Laska was vice president and controller for AFLAC. a New York Stock Exchange and Tokyo Stock Exchange listed financial services holding companv. From 1985 to 1986, Mr. Laska was division controller for Charter Medial Corporation, an American Exchange listed health care company. Prior to these positions, Mr. Laska was group controller for a real estate and insurance group; internal audit manager and assistant treasurer for a supermarket chain; and a staff accountant and manager for KPMG - Peat Marwick. Mr. Laska received his B.S. and M.B.A. degrees from Florida State University in 1972.

              Charles Tovey

              Mr. Tovey is currently Senior Vice President of engineering and plant operations for Cyntech Technologies, Inc. He has spent over forty
     (40) years in the petrochemical industry, and related fields, with experience in plant operations, pipeline construction and operations; marketing of crude oil and related finished products: labor relations: and administration. Over the years, he held numerous positions including: vice president of crude oil marketing for El Toro Energy (1985-90); manager of operations for E. W. Moran Drilling Contractors. a drilling contractor (1981-85), vice president of Southwest Petroleum Chemicals (1978-81): vice president of administration and labor relations for Coastal Corporation
     (1973-78); and manager of labor relations for Southland Paper Mill (1969-73). Mr. Tovey holds a B.S. degree in economics from the University of Houston (1966); and has had advanced management training at Harvard University Business School.

     VOTE REQUIRED

              The affirmative vote of the majority of the outstanding shares of the Company is required to elect the directors nominated above. Management and certain shareholders holding in excess of fifty (50%) percent of the issued and outstanding shares of Common Stock entitled to vote at the Special Meeting, have indicated their intention to vote in favor of the election of the nominee. Management recommends a vote "FOR" the election of the nominees.

     ---------------------------------------------------------------------------

           PROPOSED DISPOSITION OF SUBSTANTIALLY ALL OF THE COMPANY'S
                          ASSETS AND ASSUMPTION OF DEBT
     ---------------------------------------------------------------------------

     GENERAL

              The board of directors of the Company has approved an agreement with H&P Investments ("H&P"), subject to the approval of the Company's shareholders, providing for the disposition of substantially all of the assets of the Company to H&P, exclusive of accounts receivable, and the formal assignment to, and assumption by, H&P of substantially all of the indebtedness of the Company, exclusive of trade payables. H&P is a general partnership of which Homer Cutrubus and Phidia Cutrubus, brothers, are the partners. Homer Cutrubus and Phidia Cutrubus are, individually and through entities which they control, principal shareholders of the Company. (See "SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT,). The agreement with H&P is a result of the conclusion by H&P, and the Cutrubuses that they could no longer provide debt financing for the Company's operations, and the Company's determination that continued operations without a substantial infusion of additional capital, is no longer viable.

              Beginning in December, 1995, and continuing through December, 1998, H&P has loaned to the Company substantial funds under a credit facility arrangement, to cover the operating capital needs of the Company. The borrowings from H&P are evidenced by Non-Revolving Promissory Note(s) providing for monthly installment payments, and interest at the prime rate, plus 2%. As of the date of this Proxy Statement, the Company owed to H&P the principal sum of $1,280,521, together with accrued interest of $171,144.69, or a total obligation of $1,451,666. Of such amount, the sum of $1,000,000 of the indebtedness to H&P is secured by a second trust deed on the real estate of the Company, and by UCC filings on substantially all of the remaining assets of the Company. (While the board of directors has previously committed to secure the entire obligation to H&P, the Company has not prepared and filed a more current trust deed reflecting the current principal amount, with accrued interest). The Company has failed to make required payments under its note obligation to H&P over the past several months; however. H&P has not declared a default on the note or trust deed, as H&P and the Cutrubuses have elected to forebear on this obligation to allow the Company an opportunity to address its operating and financial problems.

              Under the terms of the agreement between H&P and the Company, H&P has agreed to assume all of the remaining obligations of the Company, exclusive only of trade payables, described in more detail below, and the Company has agreed, subject to shareholder approval, to transfer to H&P all of the Company's assets, exclusive only of the accounts receivable of the Company (in the amount of approximately $26,000), which will bc utilized to pay the costs attendant this Proxy Statement and the Special Meeting. In consideration of the transfer of such assets, H&P has agreed that the principal amount of indebtedness owed to it, in the amount of $1,290,521, shall be canceled. The interest on the principal indebtedness owed to H&P.-in the amount of S171,144.69, has been canceled in exchange for the issuance of a total of 3,422,894 pre-split shares of restricted common stock of the Company, at an exchange rate of $0.05 per share. (See "CERTAIN
     TRANSACTIONS: Issuance of Share in Cancellation of Indebtedness and for Services").

              Pursuant to the terms of the agreement, the Company will transfer to H&P all of the assets of the Company (exclusive onlv of accounts receivable), including the building and real estate owned by the Company, subject to the first trust deed obligation on the real property in the principal amount approximately $328,112, inventory consisting of raw graphite, graphite shafts, completed clubs and other parts and components, having a book value of approximately $173,000; prepaid expenses of approximate $24,000, fixed assets, including furniture, telephones, computers and equipment, having a book value approximately $153,000; the Company's patent rights, having a book value of approximately $17,000; and all tradenames, trademarks, and other intangibles. In addition, the parties have agreed that the Company will convey to H&P all of the stock of Novus Cart Company, a wholly-owned Utah subsidiary. Novus Cart Company is inactive, and its liabilities greatly exceed its assets.

              The Company's real property is located at 1966 North 400 East, North Ogden, Utah, and consists of a total of approximately 3.26 acres in two adjacent parcels. Located on the real property is a commercial building built in 1974 to serve as a grocery store, which covers an area of 26,428 square feet. The building has been used as the Company's manufacturing and operating facility for the past several years. The real property is zoned commercial ( C-2), and is located in a neighborhood which is a mixture of residential and commercial, with a trend toward more commercial uses. The Company has not had adequate funds, nor has it had sufficient time, to have a formal appraisal performed on the real property in connection with the proposal. However, in a formal appraisal performed in 1994, the real property was appraised at $670,000. More recently, in September of this year, the Company has obtained a comparative market analysis from a qualified Ogden real estate broker, indicating that the real property is worth between $525,000 to $550,000.

              In connection with the transaction, H&P has agreed to cancel all the principal amount indebtedness owed to it under the promissory notes, described above, in the amount of $1,280,52 1. and a delinquency charges of 5% provided for in such notes. In addition, H&P has agreed to assume the following additional obligations:

              a) The Company's outstanding obligation on its first deed of trust on the real property, in the current amount of $328,112;

              b) The Company's obligations on two equipment loans with Key Bank and First Securitv Bank, in the amounts of approximately $11,176 and $2,910, respectively, or a total of $14,086:

              c) Unpaid delinquent personal property taxes in the amount of $3,055; and

              d) Unpaid delinquent real property taxes in the amount of $31,275.

              H&P and its principals have made arrangements with the financing institutions that hold the obligations described in paragraphs (a) and (b) above, for H&P's assumption of such obligations following approval of this proposal by the shareholders.

              Based on the foregoing, the proposed transaction can be analyzed as follows:

        ASSETS ACQUIRED                                DEBT ASSUMED OR
            BY H&P                   VALUE             FORGIVEN BY H&P                    VALUE

       1. Real Estate                $550.000-         1. Principal Note
                                     725,000(l)           Obligation                     $1,280,521

       2. Inventory                  173,000(2)        2. First Trust Deed Oligation
                                                          on Real Property                  328,112

       3. Furniture, Fixtures                          3. Assumption of Equipment
           and Fixtures              153.000(3)           Loans                              14,086

       4. Patent                      17,000(4)        4. Payment/Assumption
                                                          of Personal Property Taxes          3,055

       5. Prepaid Expenses            24,000
           and Fixtures                                5. Payment/ Assumption of
                                                          Real Property Taxes                31,275
       6. Intangibles                 20,000(5)

                   Total Asset Value - $937,000 to             Total Debt Forgiven - $1,657,049
                                        $1,112,000                Or Assumed

       -----------

              1) Based on varying appraisals or comparative analyses performed on the property. The higher Valuation, which is based on an older appraisal with an inflation factor, is believed by management to be unrealistically high, but is presented for illustrative purposes.

              2)      Based on the Company's cost.

              3) Based on an informal valuation recently conducted at the request of management.

              4)   Based on book value.

              5) The Company does not carry any value for these intangibles on its balance sheet. This value is, therefore, subjective.

              Because H&P and its affiliates are the largest shareholders of the Company, the proposed transaction cannot be considered to be the result of arms' length negotiations.

     DISSENTERS' RIGHTS

              Under the applicable Utah statutes. shareholders of the Company will be entitled to dissenters rights in connection with the reorganization and the proposal of the Company to dispose of substantially all of its assets, as set forth above. Accordingly, shareholders who oppose the reorganization and the proposal forth above, will have the right to receive payment for the value of their shares as set forth in sections 16-

     10a-1301 et. seq., of the Utah Revised Business Corporation Act. A copy of these sections is attached here as Exhibit "A" to this Proxy Statement. The requirements for a shareholder to properly exercise his or her rights under these provisions are very technical in nature, and the following summary is qualified in entirety by the actual statutory provisions which should be carefully reviewed by any shareholder wishing to assert such rights.

              Under the Utah statutes, such dissenter's rights will be available only to those shareholders of Company who (i) object to the transaction(s) which give rise to the dissenter's rights (in this case reorganization and the disposition of substantially all of the assets of the Company) in writing prior to the Special Meeting (a negative vote will not itself constitute such a written objection); (ii) not vote for the transaction(s) at the Special Meeting; (iii) file a written demand with the Company prior to the Special Meeting requesting payment of the fair value of the shares which they hold; and (iv) meet the other requirements of the governing Utah statutes.

              Within ten (10) days after the effective date of the subject transactions, the Company must send each shareholder who has satisfied all of the foregoing conditions (each a "Dissenting Shareholder all together, the "Dissenting Shareholders") a written notice in which the Company must state that the proposed transaction(s) was authorized; the effective date of the transactions; and an address at which the Company, will receive payment demands and an address at which certificates will be deposited. In addition, the Company must include in such notice a form for demanding payment (which must include a request that Dissenting Shareholder state an address to which payment is to be made), and the Company is required to set a date by which the Company must receive a payment demand and by which certificates for shares must be deposited at the address indicated in the notice, all in accordance with the applicable statute. In case a Dissenting Shareholder fails to make a payment demand, and follow other procedures set forth in the statutes, within the time period prescribed by the Company in its notice (which shall be no less than 30 nor more than 70 days after the notice by the Company), Dissenting Shareholders will lose their rlght5 payment for their shares.

              Upon receipt of the Company of a payment demand by a Dissenting Shareholder in accordance with the statute, the Company is required to pay to the Dissenting Shareholder the amount the Company estimates to be the fair value of the Dissenting Shareholder's shares, plus interest, provided such Dissent Shareholder has complied with the requirements of the statute. With such payment, the Company is required to send to the Dissenting Shareholder certain additional information, as specified by the statute. If the Dissenting Shareholder is not satisfied with the payment received from the Company, the statute provides that the Dissenting Shareholder may notify the Company of his own estimate of the fair value of the share and demand payment of such estimated amount.

              If a Dissenting Shareholder does not agree on the fair value of the shares within the 60 day period, then within 60 days after receipt of written demand from any Dissenting Shareholder, the Company shall initiate a judicial proceeding seeking determination for the fair value of such shares. If the Company fails to institute such a proceeding, it must pay the Dissenting Shareholder the amount demanded. All Dissenting Shareholders must be a party to the proceeding, and all such shareholders will be entitled to judgement against the Company for the amount of the fair value of their shares, to be paid on surrender of the certificates representing such shares. The judgment will include an allowance for interest (at a rate determined by the court) from the date on which the vote was taken on the merger to the date of payment.

              The loss or forfeiture of dissenters rights simply means the loss of the right to receive a
                                       22
     payment from the Company in exchange for shares; in such event, the Dissenting Shareholder would still hold the appropriate number of shares of the Company.

              The Company and Cyntech have reserved the right to terminate the reorganization in the event shareholders holding in excess of 5% of the issued and outstanding shares of common stock of the Company exercise their statutory dissenter's rights.

              REQUIRED VOTE

              The affirmative vote of the majority of the outstanding shares of the Company is required to approve the transaction described above. Management and certain shareholders holding in excess of fifty (50%) percent of the issued and outstanding shares of Common Stock entitled to vote at the Special Meeting, have indicated their intention to vote in favor of the proposed transaction. Management recommends a vote "FOR" the proposal.
     ---------------------------------------------------------------------------

                              CERTAIN TRANSACTIONS
     ---------------------------------------------------------------------------

     ISSUANCE OF SHARES IN CANCELLATION OF INDEBTEDNESS AND FOR SERVICES

              Over the past few weeks, as the Company has determined that the golf shaft business is no longer Viable, and that the Company should seek a new direction, the board of directors has undertaken steps to convert a number of Company obligations into equity, as elimination of substantially all of the debt of the Company was deemed necessary for the reorganization. These transactions are described below.

              Cancellation of Interest on Indebtedness to Affiliate

              As described under "PROPOSED DISPOSITION OF ASSETS AND ASSIGNMENT AND ASSUMPTION OF LIABILITIES," the Company owes to H&P the principal sum of $1,280,521, together with interest on such principal at the interest rate set forth in the applicable promissory note(s), in the amount Of $171,144.69. No charge was made for late fees and penalties, as allowed under the terms of the note(s). In the beginning of December, H&P agreed to accept a total of 3,422,894 shares of restricted common stock in cancellation of' this indebtedness, at a rate of $0.05 per share.

              Conversion of Loan from Third Party

              In the beginning of December. 1998, the Richard I. Winwood Revocable Living Trust agreed to accept a total of 1,199,253 shares of the Company s restricted common stock in cancellation of a loan in the principal amount of $300,000, together with accrued interest in the amount of $149,720 through December 7, 1998.

              Conversion of Outstanding Convertible Debentures

              In 1996, the Company sold, in private transactions, a total of eight $20,000 Convertible 9 12% Debentures. The principal and accrued interest on such Debentures were convertible at the rate of one share for each $0.05 in indebtedness under such Debentures. The Debentures were purchased by certain persons and entities which are now affiliates of the Company (i.e., H&P Investments, DNS, a Partnership, H Cutrubus, Phidia Cutrubus, Barry Eldredge and Clayton Wyman, and Larry King, formerly an affiliate.

              In December, 1998, the holders of the Debentures converted all of the outstanding principal and accrued interest on the Debentures into a total of 4,523,730 shares of restricted common stock of the Company, or a conversion price of $0.05 per share, in accordance with the terms of the Debentures.

              Issuance of Stock in Payment for Consulting Services

              In November 1995, the Company retained Homer Cutrubus as a consultant, to assist the Company in effecting a corporate restructuring, provide financial consulting services, and to assist in the Companies financing efforts. Under the terms of this arrangement, Mr. Cutrubus was to be compensated at the rate of $125 per hour. Since 1995, Mr. Cutrubus has provided substantial consulting services, and has been assisted in such efforts by Phidia Cutrubus and James Rumpsa, as contemplated by the consulting arrangement. In December, 1998, a total of 6,624,642 shares of restricted common stock were issued in exchange for consulting services provided, having a value of $330,232.10, at a rate of $0.05 per share. Homer Cutrubus transferred one-third of such shares to James Rumpsa, and the remaining two thirds of such shares issued in the name of H&P, a partnership owned by Homer Cutrubus and Phidia Cutrubus.

              Issuance of Stock in Payment under Consulting Contract

              In December, 1998, the Company issued a total of 939,000 shares of restricted common stock to Efficiency Management, L.L.C., a limited liability company of which H&P, and Clayton Wyman, B. Eldredge and James P. Rumpsa, directors, are owners, in payment of $46,950 in consulting fees owed under a consulting contract. Such shares were issued at a price of $0.05 per share.

              Issuance of Stock to Settle Debt

              As of December 7, 1998, the Company owed the sum of $45,156.87 to Wvdredge LC ("WN-dredge"), a limited liability company, primarily for debts paid on behalf of the Company. Wydredge is owned by H&P, an affiliate of Homer Cutrubus and Phidia Cutrubus, Clayton Wyman, a director, B. Eldredge, a director; and James Rumpsa,, a director. This indebtedness was cancelled in exchange for the issuance of a total of 903,137 shares of restricted common stock, at a rate of $0.05 per share.

              Issuance of Stock for Services

              The board of directors, in contemplation of the transactions described in this Proxy Staternent for valuable services rendered to the Company over the past several months which could not be compensated in cash due to inadequate funds, approved minutes issuing shares of restricted common stock to officers, directors and key employees as follows: J. Douglas Moore (Interim C.E.O.) - 170,000 shares: Larry Blake - 85,000 shares: Dixie M. Stucki - 50,000 shares; James P. Rumpsa (Chairman) - 100,000 share, Stephen L. Johnson, Clayton J. Wyman, Barry B. Eldredge and Homer K Cutrubus, directors - 10,000 shares each.

              None of the transactions described above can be considered to be the result of arms' length negotiations.

     ---------------------------------------------------------------------------

                             ADDITIONAL INFORMATION
     ---------------------------------------------------------------------------

              Additional information regarding the matters to be acted on by the shareholders, including copies of the Exchange Agreement with Cyntech, the agreement between the Company and H&P, unaudited financial statements of the respective companies, and the proposed Amendment to the Articles of Incorporation, will be available at the Special Meeting. Additional information regarding the matters to be voted on by the shareholders may be available at the Special Meeting. Consequently, shareholders are urged to attend the Special Meeting in person.
     ---------------------------------------------------------------------------

                                  OTHER MATTERS
     ---------------------------------------------------------------------------


              Management of the Company knows of no other matters that are likely to be brought before the Special Meeting, If any other matters are brought before the Special Meeting, such matters will be properly addressed and resolved, and the proxies will vote on such matters in accordance with their best judgement.


                                                   CARBON FIBER PRODUCTS, INC.
                                              By Order of the Board of Directors


                                      By /s/ J. Douglas Moore
                                      -----------------------------------
                                      J. Douglas Moore-, Chief Executive Officer

     Ogden. Utah
     DATED: December 10, 1998